Exhibit 11.1
Code of Conduct and Ethics
October 2024

Message from the CEO
Trust is at the root of our teamwork and makes our daily evolution possible. Through it, we nurture lasting relationships with our customers, making it possible for us to fulfill with excellence the purpose of unlocking possibilities for a smart financial life, through our Super App.
Trust is earned with integrity, transparency, and consistency. Therefore, doing what is right, in the right way, regardless of how challenging the situation may be, is the duty of all Inter&Co employees.
These principles are present in everything we do. We aim to strengthen our culture, so it remains firm in the face of Inter&Co’s constant and accelerated growth.
The commitment of each one of us to ethics is what makes us a Company capable of being proud of its achievements and values. Together we can be the example of integrity, responsibility, and respect that we want to see in the world.
We count on you.
João Vitor Menin
CEO Inter&Co

Code of Conduct and Ethics Index Our Code 5 Work Environment 13 Our Values 6 Conducts in the workplace 15 Duty of Collaboration Additional leadership responsibility 8 9 Our assets and financial resources Conflict of interest 17 18 Ethics Channel 10 Global Compliance 20 Consequence of the violation 12 Compliance with applicable anticorruption laws and regulations 21 Corruption, Fraud and Bribery 22 Prevention of Money Laundering, Combating Terrorism Financing and Use of Weapons of Mass Destruction 24 Information Security 25 Privacy 26 Use of Artificial Intelligence 27 Conduct towards External Audiences 28 Principles of Conduct in Relations with Third Parties 28 Donations and Sponsorships 30 Gifts, hospitality, and entertainment 31 Relationship with the government and regulatory bodies 32 Customer Relationships 33 Relationship with the competition and the market 34 Our brand and media presence 35 Social Responsibility 36

Code of Conduct and Ethics Our code Inter&Co’s Code of Conduct and Ethics was based on our purpose and values. It aims to ensure always ethical management and performance.
Here, you will find the guidelines that seek to ensure credibility and security in Inter&Co’s relationships, on the global stage.
The Code defines the conduct expected of our employees, administrators, board members, interns, apprentices and third parties, and serves as the basis for internal policies, procedures, and guidelines.
If you have any questions about an attitude or behavior, contact the Compliance team by e-mail compliance@bancointer.com.br.
The Code applies to the following companies: Banco Inter (and its branches), Inter Asset, Inter DTVM, Inter Marketplace (and its subsidiaries), Inter Seguros, Inter Pag Instituição de Pagamento, IM Design, Inter & Co Payments, Inter & Co Securities, Inter & Co US Advisors, Inter US Finance, Inter US Management, as well as all business partners that may relate to us.

Code of Conduct and Ethics
Our values
Our purpose is to unlock possibilities for a smart financial life. And in this mission, some values are non-negotiable. Therefore, acting in a way that Our values honors them is what allows us to move forward with legality, efficiency, transparency, integrity, and ethics. These values guide the attitudes of each employee, working as a compass for our daily conduct.
We act in partnership We seek fairer relationships in a win-win vision. It only makes sense to us when it makes sense to people.
Trust is everything Security, transparency, and ethics are non-negotiable.
We connect the dots Transformation only happens if we are open to the new. Innovating is a fundamental part of our DNA.
We make it happen We are guided by a vision and seek to make it happen. We believe in change and our focus is to make it.

We expect you to conduct your day-to-day life with transparency and the highest standard of ethical behavior. Your decisions should refect that.
If you go through an ethical dilemma and don’t know how to act, always ask yourself:
• Is this in line with laws, regulations, and internal policies?
• Is this in line with the interests of Inter&Co and our customers?
• Would it be nice if everyone did the same?
• Would I feel comfortable if this conduct went viral on social media or was exposed to my family?
If one of these answers is negative, it is a strong indication that the action in question should be avoided or stopped.

Duty of cooperation
All our employees have the duty to cooperate so that the values and principles addressed in this Code and in all internal policies linked to it are maintained.
This also means immediately reporting any suspected violation of laws, regulations, the Code of Conduct and Ethics or other internal policies, through our Ethics Channel.
Early communication of any concern can prevent a problem from becoming bigger and harm the continuity of our business.
It is also the duty of each employee, administrator, board member, intern, apprentice or third party acting on behalf of Inter&Co, to cooperate fully in audits, investigations or inspections conducted internally or externally, providing true, clear, and objective information.
In addition, cooperation also means the protection of all information handled during the investigations, maintaining the complete confidentiality of the topics dealt with at the time, without passing on any kind of detail to unauthorized third parties, including information related to the Ethics Channel.
In this way, in addition to preserving the situation, without any type of undue leak, you will contribute to the success and efficiency of the investigation, whether it is in progress or even already completed.
Each member of the Inter&Co’s team plays a fundamental role in building a respectful work environment free of unethical practices.

Additional leadership responsibility
To ensure compliance with the Code of Conduct, the role of leadership is extremely important, acting as an example for their teams. It is essential to promote a respectful, safe, harmonious, ethical, and upright work environment, inspiring the best postures and decisions.
Leadership should guide their team on Inter&Co’s policies and procedures, creating a cooperative environment that encourages dialogue, sharing of opinions, and feedback.
The Inter&Co Ethics Channel is available to all Inter&Co employees. Leadership must convey confidence, so that the use of this channel occurs naturally, without embarrassment or fears of threats or retaliation.
Remember that the actions of leaders “speak louder than their words.” Engagement can be demonstrated through concrete examples, showing your personal commitment to the values and principles set out in this Code.

Ethics Channel Any person who becomes aware of a violation of the principles of this Code, a non-compliance with internal policies or laws and regulations, must immediately report the situation. We recommend that you initially contact your immediate leader to address the situation at hand. If, for some reason, you don’t feel comfortable sharing the matter with your direct leader or if they are the reason for your manifestation, we recommend that you reach out to their leader. However, if none of these options suit your situation, Inter&Co provides the Ethics Channel and Compliance is ready to help you and ensure that your concerns are properly addressed. Our Channel is a tool dedicated exclusively to the investigation of conduct contrary to our guidelines and has the following characteristics:
• Independent administration: It is managed by a third-party and independent company, ensuring complete impartiality and confidentiality.
• Anonymous reporting option: You can choose to report by identifying yourself or anonymously, according to your preference. The decision to remain anonymous will always be respected.
• Regardless of the modality selected, the secrecy and confidentiality of the whistleblower and the content of the report is completely guaranteed, protecting their identity in the best possible way.
• Guarantee of non-retaliation: whistleblowers in good faith will not be subject to any form of retaliation and people reported will be treated with respect and discretion.
• Breakdown of the report: Provide as much detail as possible about what happened. It is worth reinforcing that it is not necessary to be sure of the existence of conduct contrary to our principles, integrity or Code of Conduct and Ethics, it is enough to have a reasonable suspicion and act in good faith.
International access: The report can be made in Portuguese or English, through the link https://canaldeetica. com.br/interco/, and also by phone, 24 hours a day and 7 days a week. 0800 887 0077 (Residents of Brazil) 1- 800 2464924 (Residents of the United States and Canada)

Inter&Co repudiates the use of the Channel in bad faith, with the communication of facts known to be false and/or improper sharing of information resulting from the investigations, which may lead to the accountability of the perpetrators of the conduct, as provided for in internal regulations. Therefore, when speaking up, it is important to provide accurate information, facts, and concrete data. Your action must be done responsibly, since once the manifestation is registered, it cannot be changed, and the entire report will be investigated. Reporting is acting with transparency, trust, and partnership. Considering that the Ethics Channel contributes to a healthy and ethical work environment for Inter&Co’s employees, administrators, board members, interns, apprentices and third parties, we count on the collaboration of everyone during its use, including in their testimonies, if they are called to contribute in any way to the ongoing investigation. The guarantees of non-retaliation and protection against arbitrary punishment are extended to the members of the Compliance and Ethics Subcommittee. Situations that are within the scope of the Ethics Channel: • discrimination, harassment or bullying; • misuse and damage of Inter&Co’s assets; • fraud or theft; • potential or materialized conflicts of interest; • money laundering practices; • bribery, corruption or illegal payments; • receipt or delivery of inappropriate gifts, hospitality or entertainment in disagreement with internal policies; • misuse of confidential information; • financial, accounting or auditing irregularities; • issues related to occupational health and safety; and • non-compliance with internal policies and procedures.

Consequences of the violation
Whenever there is a violation of the principles and guidelines contained in this Code by employees, administrators, board members, interns, apprentices and third parties, it will be up to the Compliance and the Ethics Subcommittee to deal with each case, based on Inter&Co’s Disciplinary Actions Policy.
The Ethics Subcommittee shall carry out the investigation by means of a consolidated investigative methodology, considering the indications, evidence, and other relevant circumstances of the infraction, and at the end shall apply any of the measures below, according to the seriousness of the violation:
• Warning • Suspension • Contract termination • Dismissal
Stay tuned It is everyone’s responsibility to report behavior that is incompatible with this Code or the laws, in addition to collaborating with any investigations and inspections carried out by public bodies, entities or public officials. Failure to act in the face of knowledge of possible violations is considered unethical conduct and subject to the application of disciplinary measures stipulated. On the other hand, the provision of untrue information as a whistleblower/ witness, the dissemination of confidential information that is the subject of an ongoing investigation, or even finalized, and/or any discriminatory action against those involved in the investigative procedure will lead to the accountability of those who caused it.

Work Environment For us, it is essential that all teams are always partners and act with respect and empathy. Our culture and values encourage everyone to be treated with equity, respect, and dignity. In addition, we believe in a more ethical, inclusive, and diverse world. We must always promote and facilitate a welcoming, motivating, respectful and highly collaborative work environment. It is essential that all employees, administrators, board members, interns, apprentices, and third parties act in an inclusive and non-discriminatory manner in their attitudes, behaviors, and decisions. In all interactions, Inter&Co is committed to promoting a culture of diversity and inclusion, not tolerating any form of discrimination. We foster a safe work environment where each person is encouraged to express their identity and opinions without fear of retaliation.

In addition, our commitments extend to our customers and third parties. Inter&Co is committed to offer an equitable service, free from prejudice and stereotypes, providing a positive experience for all. We seek partnerships with companies, suppliers or service providers that share the same values and that adopt practices in line with the principles of non-discrimination.
Remember • Your conduct must demonstrate commitment to our ethical values. • Regardless of your position or function, you should disseminate good examples. • We do not admit prejudice or discrimination of any kind. • We believe in the importance of a relaxed atmosphere, but if there is always respect. A good play is one in which everyone involved has fun. Have sensitivity and common sense, especially with regional and cultural issues, diversity of ethnicity, sexual orientation, gender identities, age, socioeconomic condition, politics or religious beliefs, and physical abilities. • Pay special attention to each one’s abilities and limitations, always adopting a posture of respect towards others. • Avoid embarrassment for yourself and others. Do not promote gossip and rumors. • Do not share information without confirmation of veracity. • Do not share internal and strategic materials, such as booklets or presentations, without observing the safety rating. Never share such materials with third parties who are not entitled to receive these documents. • You are also responsible for our reputation. Always use professional communication and be a disseminator of Inter&Co’s culture and good practices.

Conducts in the workplace Each person is responsible for maintaining a work environment free of improper conduct, in which everyone feels respected and comfortable. Inter&Co does not tolerate any form of harassment, intimidation, abuse or threats, whether between employees or in interaction with society. We repudiate the dissemination of hate speech or any verbal aggression against employees, administrators, board members, interns, apprentices and third parties. To ensure the effectiveness of these guidelines, we have established a confidential reporting channel, through which any individual can report inappropriate conduct such as incidents of discrimination, harassment, and other types of violence in the workplace. We undertake to investigate all reports and take appropriate disciplinary action if necessary. Our mission is to create a work and business environment where everyone is valued, respected, and has equal opportunities. When using the Channel, it is important that you know how to distinguish healthy attitudes and conflicts from situations of violence. See some practical examples on the next page.
Attention
The attitudes that characterize moral harassment are frequent, reiterated, reproduced by the harasser for a long time. Isolated situations do not constitute moral harassment.

Healthy attitudes and conficts
• Setting clear and achievable goals • Monitoring the achievement of institutional goals and areas • Professionally communicated feedback, including evaluation of the activities and behaviors of the team member • Professional praise for satisfactory performance or deliveries of relevant activities at work • Increase in the volume of overtime work within the limits of the legislation • Sharing divergent ideas and opinions directly and frankly • Occasional and respectful discussions • Conflicts in which those involved are aware of the divergence • Debate on open and frank strategies • Healthy internal competitions • Use of technological mechanisms to control frequency and attendance
Situations of violence
• Verbal or physical aggression • Hostile, embarrassing, or vexatious attitudes • Disrespectful, degrading, or demeaning comments • Use of pejorative terms or nicknames • Demand for personal favors or services • Overload with humiliating, abusive, or impossible tasks • Excessive surveillance • Avoid direct communication, using third parties, tickets, or other forms of indirect communication • Criticizing the private life of the other, spreading offensive rumors or gossips • Embarrassing or intimidating someone to obtain sexual advantage or favor, taking advantage of the hierarchical condition • Conduct of a sexual nature (whether through words, gestures, or physical contact) proposed or imposed against the will of the other person

Work Environment
Our assets and financial resources We provide our employees, interns and apprentices with high-quality facilities, equipment, materials and systems to support their activities on the job. Partnership means treating these resources with the same care you would with your own belongings. • Use them only for their intended purposes while respecting corporate interests. • Keep your desk clean and always organized. • Be careful with liquids near electronic equipment and computers. • Request the necessary approval before incurring expenses paid by Inter&Co. • Submit for reimbursement only business-related expenses that are properly documented and in compliance with our Policies. If you have any doubts about how to act, do not hesitate to contact your manager for any clarifications.

Conflict of Interest
Partnership is making decisions responsibly, without being influenced by personal issues. It is to avoid situations that may generate conflict between Inter&Co’s interests and your personal interests, or the interests of people close to you.
But after all, what are conficts of interest? These are situations in which your personal interests or those of people close to you can influence your decisions at work. There does not need to be actual damage, the possibility - even if hypothetical - of affecting its decision is enough.
Here are some practices adopted at Inter&Co to mitigate the risk of conflict: • Areas that have activities with potential conflict risk should be physically and logistically segregated. • The hiring of people with affective relationships or family members of employees may occur, if they comply with Inter&Co’s Conflict of Interest Policy. • Parallel activities can be performed, if they do not conflict with your working hours, the business, interests, and sector of activity of Inter&Co. • Do not use your position to serve personal benefits, establish favoritism, privileges or make decisions to the detriment of the interests of Inter&Co and customers. Perception makes a difference: also situations where an outsider might assume that there is a conflict of interest, even if it is not your intention.
A conflict of interest does not necessarily represent a violation of this Code or the Conflict-of-Interest Policy, but not reporting it constitutes a violation!
Access the Confict- of-Interest Policy

We maintain strict internal policies and procedures to ensure compliance with local and international regulations, as well as to prevent conflicts of interest in relation to transactions involving Related Parties.
The term “Related Party” refers to the individuals or legal entities that play a significant role in Inter&Co’s management structure, whether directly or indirectly.
Access our Transaction with Related Parties Policy
Remember
Communicate to the Compliance team any situation in disagreement with these rules.

Global Compliance
Acting in compliance is following the laws, regulations, guidelines of regulatory and self-regulatory bodies, as well as acting in accordance with the national and international best practices applicable to our business.
We are a Brazilian company with global operations and, therefore, our employees are often subject to additional legal requirements, depending on the country of operation. This Code of Conduct and Ethics should apply even when the common laws or practices of the place are flexible.
We operate in varied environments, where some of our activities reflect local education and customs, which in turn are influenced by distinct social and cultural practices. We respect local customs, in line with the laws and regulations that guide our operations.
Global legislation is complex, but following our Code and policies will help ensure compliance with applicable local laws.
If you believe that our Code conficts with any regulation, contact Compliance for guidance on the best conduct.

Compliance with applicable anticorruption laws and regulations
All our conduct must comply with the laws and regulations applicable to Inter&Co’s business. And being compliant is especially important when we talk about anticorruption practices.
Our internal conduct and policies on corruption are based, among others, (i) in Brazil, on Law 12.846/13 (Anti-Corruption Law), and (ii) abroad, on the FCPA (Foreign Corrupt Practice Law), SOx (Sarbanes-Oxley Act), UK Bribery Act, Anti-Corruption Act of the Cayman Islands, as well as on local and international best practices.
We do not engage in corrupt or bribery-related activities and the actions of all employees must be in line with this principle.
We contract and conduct our business in a transparent manner, in accordance with our policies and procedures, as well as applicable laws.
Payments made by Inter&Co follow robust policies and processes. Cash payments are strictly prohibited unless they are in accordance with Inter&Co’s procedures.
We get to know our partners through the third-party evaluation process to verify their ethical conduct, qualification and expertise to conduct a certain service or activity.
Access the Anti-Corruption Policy

Corruption, Fraud and Bribery
Corruption happens when someone gives, promises, offers or authorizes favors or something of value, directly or indirectly, to influence a decision, to gain an undue advantage or to obtain/maintain business, which can occur in the public or private sphere. In addition to being an illegal and unethical act, subject to criminal liability, corruption has profound consequences for the company and society. We have a legal and social commitment to fight fraud, bribery, and local and transnational corruption to build a prosperous, balanced, and ethical country. The conduct of our employees, administrators, board members, interns, apprentices and third parties must be in accordance with our internal policies and guidelines. Therefore, it is forbidden to:
• Accept any type of benefit or advantage that may compromise their impartiality when performing their duties. Such an act may constitute passive corruption.
• Offer benefits to obtain undue advantages for themselves, Inter&Co or third parties. This constitutes active corruption.
• Engage in fraudulent activities including, but not limited to falsification of documents (such as doctor notes or invoices), mishandling of systems, and poor accounting practices.
Remember
It is everyone’s duty to report any practice of fraud, bribery, corruption, or other illicit practice.
No matter where in the world you work, there is always an anti-bribery law or policy that applies to you!

Work Environment
Our goal is to establish and maintain a fair, ethical, and honest business environment for our employees, administrators, directors, interns, apprentices, third parties, and anyone else with whom we have a relationship. Maintaining this environment requires everyone’s daily vigilance. Our organization is committed to deterring, detecting, and correcting misconduct and dishonesty. The detection and reporting of such acts provides a solid basis for the protection of innocent parties, the application of disciplinary measures against offenders, including dismissal where appropriate, and referral to authorities when necessary. For the purposes of this policy, misconduct and dishonesty include, but are not limited to: • Acts that violate this Code of Conduct and Ethics; • Theft or other form of misappropriation of assets, including assets of the company, of our customers, suppliers, or third parties with whom we have a business relationship; • Misstatements and other irregularities in the company’s records, including intentional misstatements of the results of operations; • Financial gain using privileged knowledge of the company’s activities; • Disclosure of confidential and proprietary information of third parties; • Falsification or alteration of documents; • Accepts or requests anything of value from third parties, including suppliers, service providers or public officials; • Fraud and other unlawful acts. Inter&Co specifically prohibits these and any other illegal activities in the actions of its employees, administrators, directors, interns, apprentices and third parties.
We have a ZERO TOLERANCE policy towards fraud or dishonesty.
The impact of misconduct and dishonesty can lead to: • Financial loss; • Damage to the reputation of our organization and our employees • Negative publicity • Cost of investigation • Loss of employees • Loss of customers • Damaged relationships with our partners and suppliers • Litigation

Preventing Money Laundering and Combating the Financing of Terrorism and the Proliferation of Weapons of Mass Destruction Safety is our top priority, and prevention is the best way to ensure its effectiveness. It is essential to fight money laundering, terrorist financing and the proliferation of weapons of mass destruction. Money laundering is used to camouflage resources of illicit origin, giving the appearance of legality. We have taken concrete actions to prevent illicit transactions from occurring in our institution. Terrorist financing involves providing resources to terrorists or terrorist acts. We do not tolerate any kind of financial support for terrorist organizations. Weapons of Mass Destruction (WMD), such as nuclear, chemical, and biological, pose serious threats. We combat the misuse of dual-use materials, present in everyday products, which can be used in the manufacture of these weapons. To maintain our standard of excellence, we have strict Anti-Money Laundering (AML) and Combating the Financing of Terrorism (CFT) controls. We monitor and report suspicious activity to the appropriate authorities. We highlight below what should and should not be done to maintain this standard. The performance of all employees is essential: • If you notice suspicious practices or transactions, such as businesses with unclear purposes or sources of funds, please contact the Financial Crimes Enforcement team or use our Ethics Channel. • Fully comply with internal AML/CFT procedures and do not engage in activities that may contribute to illegal or criminal acts.

Information Security We value the security and confidentiality of all interactions and data exchanges involving our customers, employees, partners, and other institutions. It’s a responsibility we take seriously, especially given the sensitive nature of the information we handle in our business. Recognizing the importance of this confidential and secretive information, we have taken strict measures to ensure its protection. We are constantly attentive and committed to applying practices and protocols that ensure safety at all stages of the process. We have several information security and cybersecurity control mechanisms, such as segregation of environments and backup of information, for example. But when we talk about security and information protection, the conduct of our employees is fundamental! • Do not misuse, for private purposes or to pass on to third parties, methodologies, knowledge, and other information owned by Inter&Co or developed by it. • Respect the classification of information, data, and emails shared internally. • If you have access to privileged information, know that it is forbidden to use it to your advantage and share it with third parties For employees who carry out activities as teachers, exhibitors, or students, remember in the performance of these activities, use only public information from Inter&Co.
Maintain confdentiality about our business and strategies. We have safety as our essence, and it is everyone’s duty to protect our operations and ensure Inter&Co’s sustainable growth.
Access the Information Security Policy

Privacy
It is essential that our employees, administrators, advisors, interns, apprentices, third parties and everyone with whom we interact are sure that their data and information are safe with us. Inter&Co follows the privacy and data protection laws and regulations in force, as well as the best global practices on the subject. But ensuring privacy goes beyond compliance with the legislation is respecting our customers and potential customers, as well as honoring our values. For this, it is essential that all employees follow the following conducts: • Do not share your passwords and access to systems even with another employee. They are personal and non-transferable. • The personal data of our customers, partners and employees are extremely confidential and should only be processed by those who have the need and authorization to do so. • The use of this data should be limited to the purpose for which it was obtained, and it is crucial that it is protected against any improper access. • Data processing must be done following the guidelines of our Privacy Policy, our regulations, other internal policies, Brazilian Law 13.709/2018 (LGPD) and non-Brazilian laws and regulations that deal with the subject, such as the California Consumer Privacy Act (CCPA) and the GLBA.
Access the Privacy Policy

Use of Artificial Intelligence
The use of artificial intelligence (AI) can bring benefits in your day-to-day activities. When using it at Inter&Co, the following principles must be observed:
Responsible use • Use AI tools responsibly and critically; • Use AI inferences only to complement or optimize human decisions. Security and Privacy • Use only tools authorized by Inter&Co; • When using data for AI systems, pay attention to the legality of its use, regarding permission to use sensitive personal data; provided for in the Brazilian Federal Law 13.709/2018 - General Law for the Protection of Personal Data and US laws; • When using data and AI, pay attention to the protection and confidentiality of information. Reliability of information • Always verify the authenticity of incoming content sources; validating its veracity and detecting media manipulations; • Respect the intellectual property of others, not violating copyright.
Justice and Non-Discrimination • Pay attention to the use of biased data, to avoid inadvertent biases and stereotypes.

Principles of Conduct in Relations with Third Parties Partnership is working together, to ensure the interests of all parties involved. It is essential that all third parties who maintain relationships with Inter&Co demonstrate commitment to our principles, values and guidelines established in this Code of Conduct and Ethics. All service providers, suppliers, consultants, business partners, commercial intermediaries and contracted parties of Inter&Co are considered third parties. Third party Each company, entity or individual hired is responsible for doing business with honesty and integrity, following all applicable laws and regulations, and ensuring that the following practices are followed by its employees who provide services to Inter&Co: • to comply with all applicable national and international legislation, including anticorruption, anti-money laundering, human rights legislation, as well as Inter&Co’s internal policies and procedures applicable to third parties; • maintain the highest ethical standards in relations with public officials; • not to offer any employee money, gifts, loans, discounts or benefits that may create a potential conflict of interest; • promptly report on the Ethics Channel any apparent or actual conflict and all suspected violations of laws or internal policies; • maintain decent working conditions, and ensure that its supply chain does not use child labor, or labor analogous to slavery; • be transparent about conflicts of interest and personal or family relationships with Inter&Co employees; • collaborate in carrying out audits and due diligence procedures that are carried out by the Compliance area during the term of the contract, as well as any investigations and inspections carried out by public bodies, entities or agents; • protect and maintain the confidentiality of the information you have access to due to your professional activities at Inter&Co; • carry out your commercial activity diligently and in compliance with the contractual obligations agreed, acting in a respectful and ethical manner with all parties involved during the performance of your position.

Failure to comply with this Code of Conduct and Ethics may result in the unilateral termination of the contract with Inter&Co, application of contractual fines, filing of lawsuits and even communication to the competent authorities. Employees • Never let your personal interests or those of close people interfere with the choice or hiring of third parties; • Communicate to the Compliance team any type of personal or family relationship with third parties; • Never offer advantages or privileges to others in an undue manner.

Donations and Sponsorships We encourage donations and sponsorships, if they are always based on transparency, integrity, and legal compliance. Caring for Inter&Co’s reputation and financial resources in these activities is another way to exercise the partnership between employees and Inter&Co. Donations can be made in a variety of ways, including financial contributions, solidarity programs, volunteering, cultural, sports, welfare, and socio-environmental projects. However, it is important to note that donations or sponsorships should not be linked to obtaining inappropriate benefits for Inter&Co, or for third parties. • Sponsorships must be granted in accordance with the brand strategy established by Inter&Co, in line with the Marketing area. • All donation and sponsorship contracts should include anticorruption and compliance clauses to minimize the risks associated with these activities. • The granting of donations or sponsorships to organizations involved in illicit activities is prohibited. Donations or sponsorships that present a potential conflict of interest will be evaluated and, if necessary, denied, as established in this Code. • The benefited institutions must base their relationships on ethics in return for donations or sponsorships received.
Remember
Every donation or sponsorship on behalf of Inter&Co must go through the integrity due diligence process, ensuring that there is not a history of involvement with corruption or fraud, as described in the respective internal policy.

Gifts, hospitalities, and entertainments Giving and receiving gifts is a customary practice in our daily lives, often rooted in cultural issues in different regions. To ensure that this practice is always positive and does not conflict with Inter&Co’s interests, the conduct of each employee is decisive: Respect for policies Respect the rules and limits set by the Gifts, Hospitality, and Entertainment Policy when accepting gifts from third parties. If the gift exceeds the stipulated amount or policy rules, immediately inform your direct manager and the Compliance team so that appropriate measures can be taken. Gifts to public officials It is forbidden to receive gifts, hospitality, or entertainment from public officials. It is forbidden to offer hospitality, entertainment or gifts that have a personal character to public officials. Inter&Co gifts We allow the offer of gifts or gratuities to customers, suppliers, partners and other third parties, if the rules and values established in the Policy are respected. Gifts of cash or cash equivalents are strictly prohibited.
Remember
Gratuity: Item that has no commercial value, that contains the logo of the legal entity that granted it and that is of a general nature, such as a pen, cup, agenda, or calendar.
Gift: Goods or services that have commercial value and that do not fit the definition of Gratuities.
Entertainment: These are activities whose main purpose is to provide leisure to their participants, such as parties, concerts, sporting events, tours or commemorative meals, which can be public or private.
Hospitality: Includes travel, lodging and food, related or not to the activity performed by Inter&Co. Hospitality of an exclusive character for tourism or leisure is considered Gift.
Access the Gifts, Hospitality and Entertainment Policy

Relationship with the government and regulatory bodies
We value cordial and appropriate relationships with all government entities and do not tolerate unethical behavior. All our interactions must be based on transparency. To ensure that our actions remain intact, in addition to following our internal policies, we must comply with some rules: • It is forbidden to offer or grant, directly or indirectly, any inappropriate gift, courtesy or benefit to government authorities and public officials, local or foreign, or to any person associated with them, with the aim of obtaining illegal compensation for Inter&Co or our customers. Do not do this even to facilitate or speed up any procedure. • Do not make donations to political parties, political campaigns, or candidates for public positions on behalf of Inter&Co and do not distribute political material in the workplace. • When meeting with public officials, be accompanied by at least one other employee and follow the guidelines of Inter&Co’s internal policies.
Remember
Immediately communicate via the Ethics Channel the awareness of any conduct that disrespects these guidelines.

Customer Relations
Offering a positive experience to our customers is in our DNA, after all, they are our reason for being! We are tireless in the search for simplicity in the relationship with our audience and we adopt easyto-understand contracts, making clear the rights and duties of the parties. The customer experience is directly linked to the conduct of our employees:
• Always make yourself available to listen to our customers carefully and be able to work to quickly resolve their requests, complaints and suggestions;
• Provide clear, correct, and transparent information, promising only what we can deliver;
• Be cordial, ethical and efficient. Respect the customer’s profile and goals when offering products and services;
• Maintain open channels that encourage the free expression of opinions and concerns of all audiences with whom we interact;
• Communicate in a fair and balanced manner with customers, avoiding inaccurate or misleading information.
We don’t allow the desire to increase results and performance to come before focusing on our customers.

Relationship with the competition and the market
Competition is essential to allow customers to exercise their freedom of choice and have a good experience when using a service or product.
We promote advertising campaigns that are transparent and adhere to the principles of fair competition and business ethics.
We prohibit the use of competitors’ demonstration of defects to promote our own products or services.
In addition, we have joined our efforts to combat three types of harmful practices:
• Unfair competition, that is, actions to obtain competitive advantage through unethicalor illegal means;
• Formation of cartels that distort the market directly harming consumers of goods and services;
• Unilateral practices that undermine competitive dynamics in markets where we have a significant share.
Our employees must always act in accordance with the principles of free competition and respect the reputation and opinions of our competitors.

Our brand and media presence
Our brand is one of our most valuable assets and all employees must protect it. In digital media, our presence has a light and close tone. We have a team prepared to meet the interactions carried out in all our communication channels, offering our customers a unique experience. But to maintain an integral presence in the media, all employees need to have the same conduct in the digital environment, based on our internal guidelines: • Use of the brand: The use of Inter&Co’s brand and corporate identity for commercial purposes requires prior consent from the Branding area. • Social networks: We encourage our employees to share content about Inter&Co on their social networks if they maintain ethical and responsible conduct. However, it is forbidden to create profiles on behalf of Inter&Co on social networks and on the internet in general without prior authorization from the communication team. Only information disclosed by Inter&Co’s institutional profiles on its official channels and websites can be disclosed. • Customer service: Only customer service areas should serve customers officially. In addition, if they identify complaints or questions from customers on social networks, employees should only direct them to the customer relationship area. Our team will give the appropriate treatment for each case. • Contact with the press: Only authorized employees can contact the press. If they are approached by journalists or content producers, employees must immediately forward them to the press office team, through the channel imprensa@bancointer.com.br. Inter&Co employees should never speak on behalf of Inter&Co without prior guidance from the area responsible. • Participation in events: To represent Inter&Co in external events, our employees must align in advance with the Branding team, sending an email to aprovacaopr@inter.co.
Remember
The confidentiality of information guidelines applies to social networks as well.

Socio-environmental Responsibility
Innovation is not only based on the development of new products, but also helps to promote new business models, minimizes negative impacts, offers new services, and improves processes to simplify people’s lives.
By offering a complete, digital, and free financial Super App, we promote access to services that positively impact the social and economic development of society.
We are constantly concerned with generating value for our main stakeholders, combining innovation, technology, profit, and positive socio-environmental impact.
We make a difference in the environment, standing out as an eco-efficient institution. We adopt the best practices expected from business models like ours, using indicators such as greenhouse gas emissions, energy consumption, and water usage as references.
We work to establish partnerships that promote the sustainable development of society, always respecting the limits of local laws and regulations and in compliance with our corporate guidelines.
We are also committed to promoting socio-environmental responsibility. Therefore, we believe that the third parties with whom we relate must respect Human Rights. We do not tolerate any type of violation. We have a growing presence in society through the practice of corporate volunteering and private social investment.
We value and encourage internal initiatives that promote the health and well-being of our employees, applying socio-environmental responsibility also within the organization.
As signatories to the UN Global Compact, we are committed to contributing to building a more balanced and sustainable world.

Integrity, coherence, and seriousness summarize our conduct.
We are immensely proud of our history, and we need you to be committed so that these values remain alive in our present and future.
Let’s go on this mission together!

Ana Luiza Vieira Franco Forattini
Chief Compliance Officer